Exhibit 99.1

For immediate release	November 12, 2014

Crown Crafts Reports Results for Second Quarter of Fiscal 2015

●	Net income up 19.1% excluding impact of legal settlement
●	Net sales for the quarter increased by 1.9%
●	Board declares quarterly cash dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported results for the fiscal 2015 second quarter, which ended September 28, 2014.

“We continue to maintain our long track record of profitability. Our second quarter net income was impacted by an after-tax $530,000 charge related to the settlement of a lawsuit. Excluding that charge, net income would have been $1.4 million, an increase of 19.1% over last year’s quarter,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Management is very excited about our position in the market and our prospects for the future.”

Financial Results

Net income for the second quarter of fiscal 2015 was $830,000, or $0.08 per diluted share, on net sales of $20.4 million, compared with net income of $1.1 million, or $0.12 per diluted share, on net sales of $20.1 million for the second quarter of fiscal 2014. Gross margin was stable at 28.6% of net sales for both the current and prior-year quarter.

For the six-month period, net income was $1.5 million, or $0.15 per diluted share, on net sales of $36.1 million, compared with net income of $2.0 million, or $0.20 per diluted share, on net sales of $36.7 million for the first six months of fiscal 2014. Gross margin for the six-month period was stable at 28.0% of net sales, compared with 27.9% for the prior-year period.

During the second quarter of fiscal 2015, the Company reached a settlement with BreathableBaby, LLC to resolve a previously-disclosed lawsuit in which BreathableBaby alleged that the Company infringed BreathableBaby’s patent rights relating to its air permeable infant bedding technology.  Under the terms of the settlement, the Company will manufacture and sell a redesigned mesh crib liner product and will make a one-time payment of $850,000 to BreathableBaby, which settlement was recorded in the second quarter.  Net income for both the three and six-month periods ended September 28, 2014 was impacted on an after-tax basis by approximately $530,000, or $0.05 per diluted share.  The parties are in process of finalizing a settlement agreement with respect to the foregoing, which the Company will file with the Securities and Exchange Commission and to which reference is made for a complete description of the terms of the settlement.

916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on January 2, 2015 to shareholders of record at the close of business on December 12, 2014. “We continue to build on our strong track record of delivering value to shareholders, as this marks the 20th consecutive quarter in which we have paid a dividend,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on November 21, 2014. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10053626.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net sales	$20,441	$20,051	$36,145	$36,664
Gross profit	5,846	5,727	10,128	10,221
Gross profit percentage	28.6%	28.6%	28.0%	27.9%
Income from operations	1,339	1,845	2,459	3,169
Income before income tax expense	1,321	1,828	2,448	3,137
Income tax expense	491	686	915	1,173
Net income	830	1,142	1,533	1,964
Basic earnings per share	$0.08	$0.12	$0.15	$0.20
Diluted earnings per share	$0.08	$0.12	$0.15	$0.20

Weighted Average Shares Outstanding:
Basic	10,064	9,848	10,025	9,838
Diluted	10,101	9,864	10,066	9,851

CONDENSED CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	September 28, 2014
	(Unaudited)	March 30, 2014
Cash and cash equivalents	$2,203	$560
Accounts receivable, net of allowances	18,944	21,712
Inventories	19,055	13,607
Total current assets	42,324	38,069
Finite-lived intangible assets - net	4,871	5,248
Goodwill	1,126	1,126
Total assets	$50,196	$46,215

Total current liabilities	13,546	10,298

Shareholders’ equity	36,650	35,917
Total liabilities and shareholders’ equity	$50,196	$46,215